Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
National Storage Affiliates Trust:

We consent to the incorporation by reference in the registration statement (No. 333-208602) on Form S-8 of National Storage Affiliates Trust of our report dated March 10, 2016, with respect to the consolidated balance sheets of National Storage Affiliates Trust as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in equity (deficit), and cash flows for the years ended December 31, 2015 and 2014 and for the nine months ended December 31, 2013, and the related financial statement schedule, and our report dated March 10, 2016, with respect to the combined statements of operations, comprehensive income (loss), changes in equity (deficit), and cash flows of NSA Predecessor for the three months ended March 31, 2013, which reports appear in the December 31, 2015 annual report on Form 10-K of National Storage Affiliates Trust.

/s/ KPMG LLP

Denver, Colorado
March 10, 2016